Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Covalence Specialty Materials Corp. (successor company) on Form S-4 of our report dated December 15, 2005 relating to the combined financial statements of Tyco Plastics and Adhesives (predecessor company), (which report expresses an unqualified opinion and includes two explanatory paragraphs relating to certain expenses that represented allocations made from Tyco International Ltd., and relating to the adoption of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities”) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

September 26, 2006